Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

STARZ MERGER SUB, INC.

WITH AND INTO

LIBERTY MEDIA CORPORATION

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

Liberty Media Corporation, a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Starz Merger Sub, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

FIRST:                                                        The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).   The Subsidiary is incorporated pursuant to the DGCL.

SECOND:                                         The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD:                                                   The Board of Directors of the Corporation, by the following resolutions duly adopted on January 7, 2013, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

WHEREAS, the Corporation, owns all of the outstanding shares of the capital stock of Starz Merger Sub, Inc., a Delaware corporation (the “Subsidiary”);

WHEREAS, the Board has determined that, in connection with the Spin-Off and prior to the Distribution Date, it is desirable to change the name of the Corporation from “Liberty Media Corporation” to “Starz”; and

WHEREAS, in order to effect such change, the Board has deemed it advisable that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the DGCL.

NOW, THEREFORE, BE IT:

RESOLVED, that, prior to the Distribution Date, the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”).

RESOLVED, that the name of the Corporation shall be changed in the Merger to “Starz” so that, from and after the Merger, the first sentence of “ARTICLE I NAME” of the Restated Charter shall read as follows: “The name of the corporation is Starz (the “Corporation”).”

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of the applicable series of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger.

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Corporation, a certificate of ownership and merger for the purpose of effecting the Merger and to file or cause to be filed the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH:             The Corporation shall be the surviving corporation of the Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 11th day of January, 2013.

LIBERTY MEDIA CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Office:	Senior Vice President and General Counsel